AMENDMENT TO EMPLOYMENT AGREEMENT

This **AMENDMENT TO EMPLOYMENT AGREEMENT** (this "Amendment") is entered into as of August 8, 2023, between ClearSign Technologies Corporation, a Delaware corporation (the "Company"), and Brent Hinds ("Executive").

WHEREAS, the Company and Executive entered into that certain Employment Agreement, dated September 30, 2021 (the "Employment Agreement"), pursuant to which the Company agreed to retain the services of Executive, and Executive agreed to render services to the Company, as its Vice President and Controller; and

WHEREAS, the Company and Executive desire to amend certain terms of the Employment Agreement relating to Executive's title and severance payments, as further set forth in this Amendment.

NOW THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. **Change in Title**. References in the Employment Agreement to Executive's title as "Vice President and Controller" are hereby amended to state that Executive's title is that of "Chief Financial Officer."

2. **Severance.** The following section "Severance" is hereby added to the end of the Employment Agreement:

"**Severance**

(a) Termination Without Cause

Executive's employment under this letter agreement (the "Employment Agreement") may be terminated at any time by the Company upon not less than 30 days written notice by the Chief Executive Officer (the "Termination"). If Executive's employment is terminated without Cause pursuant to this clause, the Company shall pay to Executive: (i) Executive's accrued but unpaid salary and the value of unused paid time off through the effective date of the Termination; (ii) accrued but unpaid bonus amounts earned by Executive pursuant to the Employment Agreement (the "Bonus"), if any; (iii) business expenses incurred by Executive, but unpaid prior to the effective date of the Termination; and (iv) severance consisting of one year annual salary, subject to any tax withholdings and/or employee deductions that are applicable (the "Severance"). For purposes of this Employment Agreement, "Cause" shall mean any one or more of the following: (a) the commission by Executive of an act relating to Executive's duties constituting a felony under the laws of the United States or any state or political subdivision thereof or any other jurisdiction; (b) the commission by Executive of an act constituting a breach of fiduciary duty, willful misconduct, or gross negligence; (c) the commission by Executive of an act of fraud, dishonesty or misrepresentation related to Executive's duties that is detrimental to the Company; or (d) a material breach by Executive of his obligations under the Employment Agreement.

If Termination is pursuant to this clause, the Company may elect, at its sole discretion, to pay the Severance in one lump sum or on regular pay days following the Termination. Executive shall be entitled, at Executive's expense, to continue to participate in the employee benefit plans in effect at the time of Termination for a period of one year following the Termination, subject to any limitations in such employee benefit plans for terminated participants, or as may be required by applicable law.

(b) Termination Due to Change of Control

Executive's employment may be terminated upon a Change in Control. For purposes of this Employment Agreement, the term "Change in Control" shall mean the sale or disposition by the Company to an unrelated third party of substantially all of its business or assets, or the sale of the capital stock of the Company in connection with the sale or transfer of a Controlling Interest in the Company to an unrelated third party, or the merger or consolidation of the Company with another corporation as part of the sale or transfer of a Controlling Interest in the Company to an unrelated third party. For purposes of this definition, the term "Controlling Interest" means the sale or transfer of the Company's voting securities representing greater than 50% of the voting power. It will be presumed that a termination is pursuant to this subsection (b) rather than (a), provided that the termination of Executive's employment occurs during the period that begins when negotiations for a Change in Control begin and ends on the six month anniversary of the closing of the Change in Control transaction (the "Change in Control Termination"). If a Change in Control Termination occurs, Executive shall be entitled to receive (i) Executive's accrued but unpaid base salary and the value of unused paid time off through the effective date of the Change in Control Termination; (ii) Executive's accrued but unpaid Bonus, if any; (iii) business expenses incurred but unpaid prior to the effective date of the Change in Control Termination, and (iv) the Severance (as defined above). In addition, any equity award that was scheduled to vest during the period following the Change in Control Termination will vest immediately upon the effective date of the Change in Control Termination.

Upon termination of Executive pursuant to this Employment Agreement, the terms of the section labeled "Severance" in this Employment Agreement, and any obligations, duties and responsibilities Executive has under the "Employee Intellectual Property Assignment" and "Non-Disclosure Agreement," shall survive such termination; provided, however, that any and all obligations of the Company and Executive under this Employment Agreement will cease upon termination of Executive's employment with the Company.

(c) Termination for Cause

Executive's employment may be terminated for Cause. If Executive is terminated for Cause pursuant to this clause (the "Termination for Cause"), the Company shall pay Executive's accrued but unpaid salary and the value of unused paid time off through the effective date of the Termination for Cause. No Severance or continued benefits shall be due to Executive upon a Termination for Cause. Except as set forth herein, the Company shall have no further obligations to Executive under this Employment Agreement if Executive is terminated for Cause.

3. **Miscellaneous.**

(a) Except as expressly set forth in this Amendment, all terms, covenants and conditions of the Employment Agreement shall remain in full force and effect. This Amendment and the Employment Agreement, as amended hereby, together constitute the entire understanding and agreement of the parties relating to the subject matter hereof and thereof, and supersede all prior agreements and understandings of the parties, whether written or oral, relating to the subject matter hereof and thereof. The terms of the Amendment and Employment Agreement may not be amended except by a written instrument hereafter signed by Executive and the Company.

(b) The headings used in this Amendment are for convenience and reference purposes only, and shall not be used in construing or interpreting the scope or intent of this Amendment or any provision hereof.

(c) This Amendment may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument and be binding on all parties hereto.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first set forth above.

Company:

CLEARSIGN TECHNOLOGIES CORPORATION

By: ______________________

Name: Colin J Deller

Title: Chief Executive Officer

Executive:

____

Brent Hinds